                                                               EXHIBIT 99.a8

                         [SOUTHERN COMPANY LETTERHEAD]
                                                                   Nov. 3, 1997

              SOUTHERN COMPANY OFFERS TO PURCHASE PREFERRED STOCK

         Southern Company announced today offers to purchase certain series of the outstanding shares of preferred stock of subsidiaries Alabama Power, Georgia Power, Gulf Power and Mississippi Power.

         The company also announced that those subsidiaries are soliciting proxies for use at special meetings of preferred shareholders, scheduled for Dec. 10. The meetings would be to consider an amendment to each subsidiary's charter. The amendment would eliminate restrictions on the subsidiary's ability to issue unsecured indebtedness, sell assets, merge or consolidate without preferred stockholder approval under certain circumstances, and pay dividends on common stock.

         "The changes we're asking our preferred stockholders to consider would make Southern Company more agile in a competitive environment," said W.L. Westbrook, Southern Company's chief financial officer. "We're hoping to eliminate certain charter restrictions to gain financial flexibility as we move toward a more competitive energy market."

         The offers to purchase certain series of preferred stock will expire 5 p.m. Eastern time Dec. 10, unless any offer is extended.

         Purchase prices for each issue are indicated below:


SERIES                                  CUSIP NUMBER                          PURCHASE PRICE PER SHARE
------                                  ------------                          ------------------------

ALABAMA POWER COMPANY, PREFERRED
STOCK ($100 PAR VALUE)

4.20% Series                            010392207                            $ 78.50

GEORGIA POWER COMPANY, PREFERRED
STOCK ($100 STATED VALUE)

$4.60 Series                            373334200                            $ 85.98

$4.60 (1962) Series                     373334309                            $ 91.09

$4.60 (1963) Series                     373334408                            $ 91.09

$4.60 (1964) Series                     373334507                            $ 91.09

$4.72 Series                            373334606                            $ 93.47

$4.92 Series                            373334705                            $ 97.43

$4.96 Series                            373334853                            $ 98.22

$5.00 Series                            373334804                            $ 95.24

$5.64 Series                            373334887                            $100.00

GULF POWER COMPANY, PREFERRED STOCK
($100 PAR VALUE)

4.64% Series                            402479208                            $ 86.73

5.16% Series                            402479307                            $100.00

5.44% Series                            402479406                            $100.00

GULF POWER COMPANY, PREFERRED STOCK
($25 STATED CAPITAL)

6.72% Series                            402479836                            $ 25.00

AR 1993 Series                          402479828                            $ 25.00

MISSISSIPPI POWER COMPANY, PREFERRED
STOCK ($100 PAR VALUE)

4.40% Series                            605417203                            $ 87.13

4.60% Series                            605417302                            $ 85.98

4.72% Series                            605417401                            $ 93.47



                                     (more)

         In addition, holders selling their preferred stock will receive a dividend based on the date the company buys the shares.

         The dealer manager for the tender offers is Merrill Lynch & Co. The information agent is Corporate Investors Communications Inc. Shareholder questions or requests for assistance may be directed toll-free to the information agent at (888) 881-0526 or to Merrill Lynch at (888) 654-8637.

         Southern Company (NYSE: SO), the largest producer of electricity in the United States, is the parent firm of Alabama Power, Georgia Power, Gulf Power, Mississippi Power and Savannah Electric. Based in Atlanta, Southern Company supplies electricity in nine countries on four continents and provides energy-related marketing, trading and technical services and wireless telecommunications. Southern Company's common stock is one of the 20 most widely held corporate stocks in America.

                                   # # # # #

--------------------------------------------

Important notes:

         Each of the offers for a series of preferred stock is independent of the offers for the other series and is not conditioned upon any minimum number of shares of such series being tendered. Each offer is conditioned upon, among other things, the proposed charter amendment being approved and adopted at the respective company's special meeting. Shareholders who wish to tender their shares must vote in favor of the proposed charter amendment.

         This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares. The offers are made solely by the Offers to Purchase and Proxy Statements, dated Nov. 3, 1997, and the related Letters of Transmittal and Proxy and are not being made to (nor will tenders be accepted from or on behalf of) owners of shares residing in any jurisdiction in which the making of the offers or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction, the laws of which require the offers to be made by a licensed broker or dealer, the offers shall be deemed made on behalf of Southern Company by Merrill Lynch & Co. or one or more registered brokers or dealers licensed under the laws of such jurisdiction. This announcement is also not a solicitation of proxies, which is made only by the Proxy Statements, dated Nov. 3, 1997, and such Offers to Purchase and Proxy Statements.